UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 6, 2016

TransDigm Group Incorporated
(Exact name of registrant as specified in its charter)

Delaware	001-32833	41-2101738
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 East 9th Street, Suite 3000, Cleveland, Ohio	44114
(Address of principal executive offices)	(Zip Code)

(216) 706-2960
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants’ under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.
On September 6, 2016, TransDigm Group Incorporated (NYSE: TDG) announced today that it has entered into a definitive agreement to acquire Young & Franklin Inc. (“Young & Franklin”) and its subsidiaries, including Tactair Fluid Controls Inc. (“Tactair” and collectively with Young & Franklin, the “Company”). The cash purchase price of $260 million includes approximately $73 million of tax benefits to be realized by TransDigm over a 15-year period beginning in 2016. TransDigm expects to finance the acquisition through existing cash on hand.
The Company manufactures proprietary, highly engineered valves and actuators. Revenues are anticipated to be about $75 million for the fiscal year ending December 2016 with aftermarket comprising approximately 70% of the revenue. Nearly 100% of the revenues are from proprietary products and about 70% of the revenue is aerospace related. The balance is sold to the industrial gas turbine market. The Company is located in Liverpool, New York.
The acquisition, subject to regulatory approvals and other customary closing conditions, is expected to close in the fourth quarter of fiscal 2016.
A copy of the September 6, 2016 press release announcing the acquisition is attached to this Current Report as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is being filed with this Current Report on Form 8-K:

99.1	Press Release dated September 6, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSDIGM GROUP INCORPORATED

By:	/s/ Terrance Paradie
Terrance Paradie
Executive Vice President and Chief Financial Officer

Date: September 6, 2016

Exhibit Index

Exhibit No.	Description
99.1	Press Release of TransDigm Group Incorporated, dated September 6, 2016.